ID: 1401799556 Page 1 of 4 Mandatory Clawback Policy OBJECTIVES Woodside Energy Group Ltd (“Company”) has adopted this policy (“Policy”) to provide for the recovery or clawback of certain incentive compensation in the event of a Restatement. This Policy is intended to comply with, and will be interpreted to be consistent with, the requirements of Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual. Certain terms used in this Policy are defined in the Definitions section below. The Company must recover reasonably promptly the amount of erroneously awarded Incentive- Based Compensation in the event that the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (“Restatement”). The Company must recover erroneously awarded Incentive-Based Compensation in compliance with this Policy except to the extent provided under the Exceptions section below. SCOPE OF POLICY Covered Persons and Recovery Period This Policy applies to Incentive-Based Compensation received by a person:  after beginning service as an Executive Officer,  who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation,  while the Company has a class of securities listed on a national securities exchange in the United States, and  during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (“Recovery Period”). Notwithstanding this look-back requirement, the Company is required to apply this Policy only to Incentive-Based Compensation received on or after 2 October 2023. For purposes of this Policy, Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure (as defined herein) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Covered persons subject to the Policy will be assessed on a periodic basis and/or as reasonably necessary. Covered persons will be notified following each assessment. Transition Period In addition to the Recovery Period, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following the Recovery Period (“Transition Period”), provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.

Title: Mandatory Clawback Policy ID: 1401799556 Page 2 of 4 Determining Recovery Period For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare the Restatement is the earlier to occur of:  the date the board of directors of the Company (“Board”), a committee of the Board, or the officer or officers of the Company authorised to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and  the date a court, regulator, or other legally authorised body directs the Company to prepare a Restatement. For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed. Method of Recovery The Human Resources & Compensation Committee of the Board (“Committee”) will have discretion in determining how to accomplish recovery of erroneously awarded Incentive-Based Compensation under this Policy, recognising that different means of recovery may be appropriate in different circumstances. AMOUNT SUBJECT TO RECOVERY Recoverable Amount The amount of Incentive-Based Compensation subject to recovery under this Policy is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. Covered Compensation Based on Stock Price or Total Shareholder Return For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the recoverable amount must be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received. In such event, the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. EXCEPTIONS The Company must recover erroneously awarded Incentive-Based Compensation in compliance with this Policy except to the extent that the conditions set out below are met and the committee of independent directors responsible for executive compensation decisions has made a determination that recovery would be impracticable: A. Direct Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

Title: Mandatory Clawback Policy ID: 1401799556 Page 3 of 4 B. Violation of Home Country Law. Recovery would violate the laws of the Commonwealth of Australia where that law was adopted prior to 28 November 2022; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on violation of the laws of the Commonwealth of Australia, the Company must obtain an opinion of Australian counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE. C. Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. PROHIBITION AGAINST INDEMNIFICATION Notwithstanding the terms of any indemnification arrangement or insurance policy with any individual covered by this Policy, the Company must not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation, including any payment or reimbursement for the cost of insurance obtained by any such covered individual to fund amounts recoverable under this Policy. DISCLOSURE The Company must file all disclosures with respect to this Policy and recoveries under this Policy in accordance with the requirements of the U.S. federal securities laws, including the disclosure required by the applicable U.S. Securities and Exchange Commission (“SEC”) filings. DEFINITIONS Unless the context otherwise requires, the following definitions apply for the purpose of this Policy. Executive Officer means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company’s subsidiaries, as applicable, are deemed Executive Officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policymaking functions that are not significant. Identification of an Executive Officer for purposes of this Policy will include at a minimum executive officers identified pursuant to 17 CFR 229.401(b). Financial Reporting Measures means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC. Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. ADMINISTRATION, AMENDMENT AND TERMINATION All determinations under this Policy will be made by the Committee or as otherwise specified herein, including determinations regarding how any recovery under this Policy is effected. Any determinations of the Committee will be final, binding and conclusive and need not be uniform with respect to each individual covered by this Policy.

Title: Mandatory Clawback Policy ID: 1401799556 Page 4 of 4 The Committee may amend this Policy from time to time and may terminate this Policy at any time, in each case in its sole discretion. EFFECTIVENESS AND OTHER RECOUPMENT RIGHTS This Policy is effective as of 1 December 2023. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and its subsidiaries and affiliates under applicable law or pursuant to the terms of any similar policy or similar provision in any employment agreement, equity award agreement or similar agreement. Reviewed by the Woodside Energy Group Ltd Board in December 2025.